CUSIP NO. 52470X109

SCHEDULE 13G/A

PAGE 1 OF 10 PAGES

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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 2)*

LEFTERIS ACQUISITION CORP.

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                                (Name of Issuer)

Class A common stock, par value $0.0001 per share

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                         (Title of Class of Securities)

                                   52470X109

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                                 (CUSIP Number)

December 31, 2021

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             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                             [ ] Rule 13d-1(b)

                             [X] Rule 13d-1(c)

                             [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and

for any subsequent   amendment   containing   information  which  would  alter

disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the  Securities  Exchange  Act of

1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be  subject  to all other  provisions  of the Act  (however, see the

Notes).

CUSIP NO. 52470X109

SCHEDULE 13G/A

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1.               NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION

                  NO. OF ABOVE PERSON

                  WEISS ASSET MANAGEMENT LP

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2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                 (A) [ ]

                 (B) [ ]

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3.                SEC USE ONLY

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4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE

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                               5.     SOLE VOTING POWER

                                      0

   NUMBER OF                  --------------------------------------------------

    SHARES                     6.     SHARED VOTING POWER

 BENEFICIALLY

OWNED BY                          1,631,348

 EACH                      --------------------------------------------------

  REPORTING                    7.     SOLE DISPOSITIVE POWER

   PERSON

    WITH:                             0

                              --------------------------------------------------

                               8.     SHARED DISPOSITIVE POWER

                                      1,631,348

--------------------------------------------------------------------------------

9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,631,348

--------------------------------------------------------------------------------

10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

                  CERTAIN SHARES*                                          [ ]

--------------------------------------------------------------------------------

11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  7.88%

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12.               TYPE OF REPORTING PERSON*

                  IA – Investment Adviser

CUSIP NO. 52470X109

SCHEDULE 13G/A

PAGE 3 OF 10 PAGES

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1.               NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION

                  NO. OF ABOVE PERSON

                  BIP GP LLC

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2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                 (A) [ ]

                 (B) [ ]

--------------------------------------------------------------------------------

3.                SEC USE ONLY

--------------------------------------------------------------------------------

4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE

--------------------------------------------------------------------------------

                               5.     SOLE VOTING POWER

                                      0

   NUMBER OF                  --------------------------------------------------

    SHARES                     6.     SHARED VOTING POWER

 BENEFICIALLY

OWNED BY                          950,599

 EACH                      --------------------------------------------------

  REPORTING                    7.     SOLE DISPOSITIVE POWER

   PERSON

    WITH:                             0

                              --------------------------------------------------

                               8.     SHARED DISPOSITIVE POWER

                                      950,599

--------------------------------------------------------------------------------

9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  950,599

--------------------------------------------------------------------------------

10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

                  CERTAIN SHARES*                                          [ ]

--------------------------------------------------------------------------------

11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  4.59%

--------------------------------------------------------------------------------

12.               TYPE OF REPORTING PERSON*

                  00 – Limited Liability Company

CUSIP NO. 52470X109

SCHEDULE 13G/A

PAGE 4 OF 10 PAGES

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1.               NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION

                  NO. OF ABOVE PERSON

                  WAM GP LLC

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2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                 (A) [ ]

                 (B) [ ]

--------------------------------------------------------------------------------

3.                SEC USE ONLY

--------------------------------------------------------------------------------

4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE

--------------------------------------------------------------------------------

                               5.     SOLE VOTING POWER

                                      0

   NUMBER OF                  --------------------------------------------------

    SHARES                     6.     SHARED VOTING POWER

 BENEFICIALLY

OWNED BY                          1,631,348

 EACH                      --------------------------------------------------

  REPORTING                    7.     SOLE DISPOSITIVE POWER

   PERSON

    WITH:                             0

                              --------------------------------------------------

                               8.     SHARED DISPOSITIVE POWER

                                      1,631,348

--------------------------------------------------------------------------------

9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,631,348

--------------------------------------------------------------------------------

10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

                  CERTAIN SHARES*                                          [ ]

--------------------------------------------------------------------------------

11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  7.88%

--------------------------------------------------------------------------------

12.               TYPE OF REPORTING PERSON*

                  HC – Parent Holding Company/Control Person

CUSIP NO. 52470X109

SCHEDULE 13G/A

PAGE 5 OF 10 PAGES

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1.               NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION

                  NO. OF ABOVE PERSON

                  ANDREW M. WEISS, PH.D.

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2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                  (A) [ ]

                  (B) [ ]

--------------------------------------------------------------------------------

3.                SEC USE ONLY

--------------------------------------------------------------------------------

4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA

--------------------------------------------------------------------------------

                               5.     SOLE VOTING POWER

                                      0

   NUMBER OF                  --------------------------------------------------

    SHARES                     6.     SHARED VOTING POWER

 BENEFICIALLY

OWNED BY                          1,631,348

 EACH                      --------------------------------------------------

  REPORTING                    7.     SOLE DISPOSITIVE POWER

   PERSON

    WITH:                             0

                              --------------------------------------------------

                               8.     SHARED DISPOSITIVE POWER

                                      1,631,348

--------------------------------------------------------------------------------

9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,631,348

--------------------------------------------------------------------------------

10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

                  CERTAIN SHARES*                                          [ ]

--------------------------------------------------------------------------------

11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  7.88%

--------------------------------------------------------------------------------

12.               TYPE OF REPORTING PERSON*

                  HC – Parent Holding Company/Control Person

CUSIP NO. 52470X109

SCHEDULE 13G/A

PAGE 6 OF 10 PAGES

ITEM 1.

      (a) Name of Issuer:  LEFTERIS ACQUISITION CORP.

                         ------------------------------------------------

      (b) Address of Issuer's Principal Executive Offices:

292 Newbury Street

Suite 293

Boston, MA 02115

                ------------------------------------------------                   ITEM 2.

      (a) and (c): Name and Citizenship of Persons Filing:

 (i)   BIP GP LLC, a Delaware limited liability company (“BIP GP”).

 (ii)  Weiss Asset Management LP, a Delaware limited partnership ("Weiss        Asset Management").

(iii)   WAM GP LLC, a Delaware limited liability company (“WAM GP”).

       (iv)  Andrew M. Weiss, Ph.D., a United States citizen (“Andrew Weiss”).

      (b):  Address of Principal Business Office:

      BIP GP, Weiss Asset Management, WAM GP, and Andrew Weiss have a business address of 222 Berkeley St., 16th floor, Boston, Massachusetts 02116

      (d) Title of Class of Securities: Class A common stock, par value $0.0001 per share

-------------------------------------

      (e) CUSIP Number: 52470X109

                       ------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK

        WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or Dealer registered under Section 15 of the Act

              (15 U.S.C. 78o).

     (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c)  [ ] Insurance Company as defined in section 3(a)(19) of the Act

              (15 U.S.C. 78c).

     (d)  [ ] Investment  Company  registered  under section 8 of the Investment

              Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  [ ] Investment  Adviser registered under section 203 of the Investment

              Advisers Act or under the laws of any State

     (f)  [ ] Employee  Benefit  Plan,  Pension  fund  which is  subject to the provisions of the Employee  Retirement  Income Security Act of

              1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

     (g)  [ ] A Parent Holding Company  or  control  person, in  accordance with

              Section 240.13d-1(b)(ii)(G)

     (h)  [ ] A Savings  Association  as defined in Section  3(b) of the Federal

              Deposit Insurance Act (12 U.S.C. 1813)

     (i)  [ ] A  Church  Plan  that  is  excluded  from  the  definition  of  an investment  company under Section  3(c)(14) of the Investment

              Company Act of 1940 (15 U.S.C. 80a-3)

     (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

CUSIP NO. 52470X109

SCHEDULE 13G/A

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ITEM 4.   OWNERSHIP

BIP GP*

      (a) Amount Beneficially Owned:  950,599

                                     -------------------------------------------

      (b) Percent of Class:  4.59%

                            ----------------------------------------------------

      (c) Number of shares as to which such person has:

        (i)   sole power to vote or to direct the vote:   0

                                                         -----------------------

        (ii)  shared power to vote or to direct the vote:  950,599

                                                           ---------------------

        (iii) sole power to dispose or to direct the disposition of:  0

                                                                      ----------

        (iv)  shared power to dispose or to direct the disposition of: 950,599

                                                                       ----------

WEISS ASSET MANAGEMENT*

      (a) Amount Beneficially Owned:  1,631,348

                                     -------------------------------------------

      (b) Percent of Class:  7.88%

                            ----------------------------------------------------

      (c) Number of shares as to which such person has:

        (i)   sole power to vote or to direct the vote:   0

                                                         -----------------------

        (ii)  shared power to vote or to direct the vote:  1,631,348

                                                           ---------------------

        (iii) sole power to dispose or to direct the disposition of:  0

                                                                      ----------

        (iv)  shared power to dispose or to direct the disposition of: 1,631,348

                                                                       ----------

WAM GP*

      (a) Amount Beneficially Owned:  1,631,348

                                     -------------------------------------------

      (b) Percent of Class:  7.88%

                            ----------------------------------------------------

      (c) Number of shares as to which such person has:

        (i)   sole power to vote or to direct the vote:    0

                                                         -----------------------

        (ii)  shared power to vote or to direct the vote:  1,631,348

                                                           ---------------------

        (iii) sole power to dispose or to direct the disposition of:  0

                                                                      ----------

        (iv)  shared power to dispose or to direct the disposition of: 1,631,348

                                                                       ----------

  ANDREW M. WEISS, PH.D.*

      (a) Amount Beneficially Owned:  1,631,348

                                     -------------------------------------------

      (b) Percent of Class:  7.88%

                            ----------------------------------------------------

      (c) Number of shares as to which such person has:

CUSIP NO. 52470X109

SCHEDULE 13G/A

PAGE 8 OF 10 PAGES

        (i)  sole power to vote or to direct the vote:    0

                                                        ------------------------

        (ii) shared power to vote or to direct the vote:  1,631,348

    -----------------------

        (iii) sole power to dispose or to direct the disposition of:   0

   -----------

        (iv) shared power to dispose or to direct the disposition of: 1,631,348

                                                                      -----------

-----------------------

* Shares reported for BIP GP include shares beneficially owned by a private investment partnership (the “Partnership”) of which BIP GP is the sole general partner. Weiss Asset Management is the sole investment manager to the Partnership. WAM GP is the sole general partner of Weiss Asset Management. Andrew Weiss is the managing member of WAM GP and BIP GP. Shares reported for WAM GP, Andrew Weiss and Weiss Asset Management include shares beneficially owned by the Partnership (and reported above for BIP GP).

Each of BIP GP, WAM GP, Weiss Asset Management, and Andrew Weiss disclaims beneficial ownership of the shares reported herein as beneficially owned by each except to the extent of their respective pecuniary interest therein. The percent of class computations are based on 20,709,894 shares of Class A common stock, par value $0.0001 per share, issued and outstanding as of November 15, 2021 as reported in the Form 10-Q of the Issuer, which was filed with the SEC on November 15, 2021.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial  owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Brookdale International Partners, L.P., a US limited partnership, for which Weiss Asset Management serves as investment manager, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, more than five percent of the Class A common stock, par value $0.0001 per share of the Issuer.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE

         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL

         PERSON

      See Item 4.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

      Not Applicable

CUSIP NO. 52470X109

SCHEDULE 13G/A

PAGE 9 OF 10 PAGES

ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

ITEM 11.  MATERIALS TO BE FILED AS EXHIBITS

Exhibit 1

Joint Filing Agreement

  SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

Dated:  January 28, 2022

                           WEISS ASSET MANAGEMENT LP

By:  /s/ Georgiy Nikitin

-----------------------------------

Georgiy Nikitin, Chief Compliance Officer

BIP GP LLC

By:  /s/ Georgiy Nikitin

-----------------------------------

Georgiy Nikitin, Chief Compliance Officer

WAM GP LLC

By:  /s/ Georgiy Nikitin

-----------------------------------

Georgiy Nikitin, Chief Compliance Officer

ANDREW M. WEISS, PH.D.

By:  /s/ Georgiy Nikitin

-----------------------------------

Georgiy Nikitin, Attorney-in-Fact for Andrew Weiss**

_____

** Duly authorized under Power of Attorney incorporated herein by reference to the exhibit to the Form 13G/A filed by Weiss Asset Management LP on January 25, 2017 in respect of its holding in Quinpario Acquisition Corp. 2.

CUSIP NO. 52470X109

SCHEDULE 13G/A

PAGE 10 OF 10 PAGES

Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, Weiss Asset Management LP, BIP GP LLC, WAM GP LLC, and Andrew M. Weiss, hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G and/or 13D (including any and all amendments thereto) with respect to the Class A common stock, par value $0.0001 per share of LEFTERIS ACQUISITION CORP., and further agree that this Joint Filing Agreement, as may be amended from time to time, shall be included as an Exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13G and/or 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of October 30, 2020.

                           WEISS ASSET MANAGEMENT LP

By:  /s/ Georgiy Nikitin

-----------------------------------

Georgiy Nikitin, Chief Compliance Officer

BIP GP LLC

By:  /s/ Georgiy Nikitin

-----------------------------------

Georgiy Nikitin, Chief Compliance Officer

WAM GP LLC

By:  /s/ Georgiy Nikitin

-----------------------------------

Georgiy Nikitin, Chief Compliance Officer

ANDREW M. WEISS, PH.D.

By:  /s/ Georgiy Nikitin

-----------------------------------

Georgiy Nikitin, Attorney-in-Fact for Andrew Weiss**

_____

** Duly authorized under Power of Attorney incorporated herein by reference to the exhibit to the Form 13G/A filed by Weiss Asset Management LP on January 25, 2017 in respect of its holding in Quinpario Acquisition Corp. 2.